Exhibit (e)(18)
NOTICE TO STOCKHOLDERS IN ONTARIO

(This notice is being provided to and is applicable solely to stockholders of inSilicon Corporation who are residents of the Province of Ontario, Canada)

The attached tender offer Solicitation/Recommendation Statement on Schedule 14d-9 has been prepared in accordance with U.S. federal securities law and serves as a MJDS Directors’ Circular under the multijurisdictional disclosure system rules in Ontario. The offer that is the subject of this statement has been made in Ontario for the shares of a U.S. issuer in accordance with U.S. federal securities laws and disclosure requirements. Securityholders should be aware that these laws and requirements may differ from those of Ontario.

All of the directors and officers of inSilicon Corporation and all of the experts named in this MJDS Directors’ Circular reside outside of Canada and the Province of Ontario. Substantially all of the assets of these persons and inSilicon Corporation may be located outside of Ontario. It may not be possible for securityholders to enforce against inSilicon Corporation, its directors, officers and the experts named in this MJDS Directors’ Circular judgments obtained in Ontario courts predicated upon the civil liability provisions of Ontario securities laws.

Securities legislation in the Province of Ontario provides securityholders of inSilicon Corporation, in addition to any other rights they may have at law, remedies for damages if a circular or notice that is required to be delivered to such securityholders contains a misrepresentation or is not delivered to the securityholder, provided that such remedies for damages are exercised by the securityholder within the time limit prescribed by the securities legislation of the Province of Ontario. The securityholder should refer to the applicable provisions of the securities legislation of the Province of Ontario for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to securityholders under U.S. law; securityholders may wish to consult with a U.S. legal adviser for particulars of these rights.

CERTIFICATE OF THE DIRECTORS

The foregoing, together with documents incorporated by reference, contains no untrue statement of material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Dated August 6, 2002

On behalf of the Board of Directors of inSilicon Corporation

By:	/s/ Albert E. Sisto	By:	/s/ Raymond J. Farnham
	ALBERT E. SISTO Chairman of the Board		RAYMOND J. FARNHAM Director

By:	/s/ Barry A. Hoberman	By:	/s/ E. Thomas Hart
	BARRY A. HOBERMAN Director		E. THOMAS HART Director